Exhibit 99.1

SCM Microsystems Reports Second Quarter 2006 Results

•	Revenues up 63% on strong smart card reader sales in EMEA and the U.S.

•	Cash up $9M following sale of Digital TV business and collection of VAT refund

•	Planned completion of restructuring in third quarter to position Company to break even in fourth quarter

          FREMONT, Calif., Aug. 14 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the second quarter ended June 30, 2006.

          SCM’s reported financial results for the three and six months ended June 30, 2006 and June 30, 2005 reflect continuing operations of the Company’s PC Security and Flash Media Interface businesses only. The Company completed the sale of its Digital TV solutions business on May 22, 2006; therefore, financial results for the Digital TV solutions business are being accounted for as discontinued operations.

          Second Quarter Results

          Revenues from continuing operations in the second quarter of 2006 were $9.4 million, above previous management guidance of $7 million to $8 million and up 63% from revenues of $5.7 million in the second quarter of 2005. By product segment, second quarter 2006 revenues included $6.8 million from sales of smart card readers and other products for secure network and physical access, and $2.6 million from sales of OEM digital media reader technology. SCM benefited in the second quarter from stronger than expected sales of smart card readers to support German e-passport programs and U.S. government security projects. Sales of the Company’s smart card reader products are subject to significant variability based on the size and timing of customer orders.

          Gross profit in the second quarter of 2006 was 34%, below previous management guidance of 35% to 39% due primarily to the write-down of $0.4 million of inventory as well as restructuring costs of $0.1 million accounted for in cost of goods sold.

          Operating expenses in the second quarter of 2006, as reported in accordance with GAAP, were $5.4 million, or 58% of revenue, including amortization of intangibles of $0.2 million and restructuring and other charges of $0.2 million. This compares with operating expenses of $5.1 million, or 89% of revenue in the second quarter of 2005, which included amortization of intangibles of $0.2 million and restructuring and other credits of $41,000. Operating loss for the second quarter of 2006, as reported in accordance with GAAP, was $(2.3) million, compared with operating loss of $(2.8) million in the first quarter of 2006 and operating loss of $(3.2) million in the second quarter of 2005.

          Loss from continuing operations for the second quarter of 2006, as reported in accordance with GAAP, was $(2.0) million, or $(0.13) per share, compared with loss from continuing operations of $(2.7) million, or $(0.17) per share, in the first quarter of 2006 and loss from continuing operations of $(2.7) million, or $(0.18) per share, in the second quarter of 2005.

          Cash and cash equivalents as of June 30, 2006 were approximately $36 million, up approximately $9 million from the previous quarter end due primarily to the receipt of proceeds from both the sale of the company’s Digital TV solutions business to Kudelski S.A. and the receipt of a Value Added Tax refund. These events contributed to a $9.2 million gain from discontinued operations, which resulted in total net income, including discontinued operations, of $7.2 million in the second quarter of 2006.

          Robert Schneider, chief executive officer of SCM Microsystems commented, “During Q2 we made significant progress against the strategy we laid out at the beginning of 2006 to consolidate our global operations and restructure our business. We completed the sale of our Digital TV solutions business to Kudelski and are now able to bring greater focus to the tremendous opportunities in the electronic ID, physical access, electronic payment and digital photo access markets. We continued the transition of our manufacturing and supply chain operations to contract manufacturers and began the move of our corporate finance and compliance functions from the U.S. to Germany. We expect to complete our consolidation and restructuring activities by the end of the third quarter of 2006, thereby reducing operating cost significantly in the fourth quarter. The combination of a lower cost base and anticipated revenues from smart card-based government security projects should position SCM to break even in the fourth quarter of this year as we continue our drive to return to profitability.”

          For the third quarter of 2006, management currently estimates that revenues from continuing operations will be in the range of $7.0 million to $8.0 million and gross profit will remain in the mid 30% range.  Excluding amortization and one-time charges, operating expenses are expected to remain at the same level as the second quarter of 2006, and the Company expects to record further one-time charges associated with the consolidation and restructuring of its global operations. Within this range of revenue, gross profit and operating expense, SCM expects to record an operating loss in the third quarter of 2006.

          SCM does not plan to hold a conference call or webcast to discuss the results of its 2006 second quarter.  For more information on SCM’s second quarter results, please see the Company’s Quarterly Report on Form 10-Q for quarter ended June 30, 2006, filed with the U.S. Securities and Exchange Commission.

          About SCM Microsystems

          SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

          NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements regarding our expectations for revenues, gross profit, operating expenses and operating performance in the third quarter of 2006; our expectations that the consolidation and restructuring of our business operations will be completed by the end of the third quarter and will enable us to reduce operating expenses significantly; our expectation for ongoing revenues from sales of our smart card readers for government security projects; and our expectation that the combination of expected lower expenses and smart card reader will position the Company to break even in the fourth quarter of 2006. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow market share and revenues based on a strategy of participating in specific early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; our ability to identify and complete strategic market opportunities; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and we may not be able to improve our operational performance through the consolidation of our corporate headquarters into one location. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission.

          All trade names are trademarks or registered trademarks of their respective holders.

          NOTE:  The unaudited financial results contained within this release for the three and six months ended June 30, 2006 reflect continuing operations only, as SCM sold its retail Dazzle(TM)-branded digital media and video business in July 2003 and sold its Digital TV solutions business in May 2006. SCM’s continuing business is focused on providing solutions for the smart card reader and digital flash media reader markets. Financial results for the retail digital media and video business and the Digital TV solutions business are being accounted for as discontinued operations.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Revenues	$9,362	$5,739	$16,789	$12,483
Cost of revenues	6,203	3,852	10,980	7,553

Gross profit	3,159	1,887	5,809	4,930

Operating expenses:
Research and development	1,061	925	2,030	1,899
Sales and marketing	1,922	1,874	3,761	3,673
General and administrative	2,048	2,171	4,132	4,466
Amortization of intangible assets	165	174	325	350
Restructuring and other charges (credits)	244	(41)	666	152

Total operating expenses	5,440	5,103	10,914	10,540

Loss from operations	(2,281)	(3,216)	(5,105)	(5,610)
Interest and other, net	308	491	442	1,615

Loss from continuing operations before income taxes	(1,973)	(2,725)	(4,663)	(3,995)
Benefit (provision) for income taxes	(18)	7	(29)	7

Loss from continuing operations	(1,991)	(2,718)	(4,692)	(3,988)
Income (loss) from discontinued operations	3,948	(892)	3,006	(2,598)
Gain (loss) on sale of discontinued operations	5,242	(40)	5,263	15

Net income (loss)	$7,199	$(3,650)	$3,577	$(6,571)

Loss per share from continuing operations:
Basic and diluted	$(0.13)	$(0.18)	$(0.30)	$(0.26)
Gain (loss) per share from discontinued operations:
Basic	$0.59	$(0.06)	$0.53	$(0.17)
Diluted	$0.59	$(0.06)	$0.53	$(0.17)

Net income (loss) per share:
Basic	$0.46	$(0.24)	$0.23	$(0.43)
Diluted	$0.46	$(0.24)	$0.23	$(0.43)

Shares used in computing loss per share:
Basic	15,627	15,522	15,610	15,504
Diluted	15,653	15,522	15,636	15,504

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$36,429	$32,440
Restricted short-term investments	2,000	—
Accounts receivable, net	5,776	6,904
Inventories	3,311	6,005
Other current assets	3,144	2,038

Total current assets	50,660	47,387
Property, equipment and other assets, net	3,418	4,468
Intangibles, net	594	879

Total assets	$54,672	$52,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,635	$5,700
Accrued expenses and other current liabilities	13,048	14,316
Deferred tax liability	99	101

Total liabilities	17,782	20,117
Stockholders’ equity	36,890	32,617

Total liabilities and stockholders’ equity	$54,672	$52,734

SOURCE  SCM Microsystems, Inc.
          -0-                                                       08/14/2006
          /CONTACT:  Stephan Rohaly, Chief Financial Officer, +49-89-9595-5101, or
srohaly@scmmicro.de, or Darby Dye, Investor Relations-
-US, +1-510-360-2302, or
ddye@scmmicro.com; or Manfred Mueller, Investor Relations-
-Europe,
+49-89-9595-5140, or mmueller@scmmicro.de, all of SCM/
          /Web site:  http://www.scmmicro.com/